EXHIBIT 23.2

LBB & ASSOCIATES LTD., LLP
10260 Westheimer Road, Suite 310
Houston, TX 77042
Phone: (713) 800-4343 Fax: (713) 456-2408

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of ERF Wireless, Inc. on Form S-8 to be filed with the Commission on or about April 3, 2012 of our Report of Independent Registered Accounting Firm dated March 20, 2012, covering the consolidated balance sheets of ERF Wireless, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ deficit and cash flows for each of the years then ended.

/s/ LBB & Associates Ltd., LLP
LBB & Associates Ltd., LLP

Houston, Texas
April 3, 2012